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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-104744 of The Peoples Gas Light and Coke Company on Form S-4 of our reports dated December 12, 2002, relating to the consolidated financial statements and the related financial statement schedules of The Peoples Gas Light and Coke Company for each of the three years in the period ended September 30, 2002, appearing in the Current Report on Form 8-K dated April 22, 2003, of The Peoples Gas Light and Coke Company and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
June 25, 2003